Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Tuniu Corporation of our report dated March 6, 2014 , except for the stock options granted as of April 1, 2014 and 2014 Share Incentive Plan described in Note 15 (b) as to which the date is April 4, 2014 relating to the consolidated financial statements of Tuniu Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Shanghai, the People’s Republic of China

April 4, 2014

PricewaterhouseCoopers Zhong Tian LLP, 11/F PricewaterhouseCoopers Center

2 Corporate Avenue, 202 Hu Bin Road, Huangpu District, Shanghai 200021, PRC

T: +86 (21) 2323 8888, F: +86 (21) 2323 8800, www.pwccn.com